Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

OF

INFOSPACE, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

InfoSpace, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. Pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Company’s Restated Certificate of Incorporation, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company designated as Series A Preferred Stock, par value $0.0001 per share, and established the relative powers, designations, preferences, rights, qualifications, limitations and restrictions of such stock by filing a Certificate of the Powers, Designations, Preferences and Rights of the Series A Preferred Stock with the Secretary of State of the State of Delaware on September 13, 1999.

2. Pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Company’s Restated Certificate of Incorporation, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company designated as Series B Preferred Stock, par value $0.0001 per share, and established the relative powers, designations, preferences, rights, qualifications, limitations and restrictions of such stock by filing a Certificate of the Powers, Designations, Preferences and Rights of the Series B Preferred Stock with the Secretary of State of the State of Delaware on December 29, 2000.

3. No shares of the Series A Preferred Stock or the Series B Preferred Stock are outstanding and no shares thereof will be issued.

4. The Board of Directors of the Company has adopted the following resolutions at a meeting held on November 8, 2011:

RESOLVED: That the sole authorized share of the Company’s Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), is no longer issued and outstanding, and such sole authorized share of Series A Preferred Stock will not be issued subject to the Certificate of the Powers, Designations, Preferences and Rights of Series A Preferred Stock of the Company previously filed with the Secretary of State of the State of Delaware on September 13, 1999, and constituting part of the Company’s Restated Certificate of Incorporation, as amended and as currently in effect (the “Restated Certificate of Incorporation”).

RESOLVED FURTHER: That the sole authorized share of the Company’s Series B Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), is no longer issued and outstanding, and such sole authorized share of Series B Preferred Stock will not be issued subject to the Certificate of the Powers, Designations, Preferences and Rights of Series B Preferred Stock of the Company previously filed with the Secretary of State of the State of Delaware on December 29, 2000, and constituting part of the Restated Certificate of Incorporation.

RESOLVED FURTHER: That all matters set forth in the Restated Certificate of Incorporation with respect to the Series A Preferred Stock and the Series B Preferred Stock shall be eliminated from the Restated Certificate of Incorporation.

RESOLVED FURTHER: That the officers of the Company, or any one of them, are hereby authorized and directed, for and on behalf of the Company and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, to prepare, or cause to be prepared, and to execute a certificate setting forth the resolutions adopted hereby, and to file, or cause to be filed, such certificate with the Secretary of State of the State of Delaware, and when such certificate becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth therein with respect to the Series A Preferred Stock and the Series B Preferred Stock.

5. Accordingly, all matters set forth in the Restated Certificate of Incorporation with respect to the Series A Preferred Stock and the Series B Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, InfoSpace, Inc. has caused this Certificate of Elimination of Series A Preferred Stock and Series B Preferred Stock to be executed by its duly authorized officer on this 8th day of November 2011.

INFOSPACE, INC.

By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary